Exhibit 99.06

Pazoo, Inc Commissions Cohen Grassroots Research Inc, To Issue Research Report On Company

Whippany, N.J., December 17, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that it has commissioned Cohen Grassroots Research, Inc. (CGR), Wall Street’s leading independent micro-cap research firm, to initiate coverage of Pazoo, Inc. CGR provides an in-depth analysis, including 5 year financial and valuation projections on Pazoo’s business and its significant growth drivers.  A copy of the report is available for download at www.cohengrassroots.com.

Pazoo expects to build a national chain of marijuana testing centers.  Its Pazoo.com health and wellness business in the E-commerce space has enormous potential.

Excerpts from the CGR report state:

- Pazoo has acquired a 40% equity stake in MA & Associates, LLC, a marijuana testing lab in the State of Nevada. It has also purchased a 55% controlling stake in Harris Lee, LLC to expand its marijuana testing business in the US and possibly Canada.

- With operations slated to begin in February 2015 at the Las Vegas facility, MA & Associates is positioned to be the number one testing facility for medical marijuana in Nevada.

- Pazoo.com’s health and wellness web portal www.pazoo.com was created to become a social community to offer health and wellness information and best-in-class products for people and pets. It also acts as an information resource for consumers and professionals about health and wellness. Pazoo.com will grow exponentially in the upcoming months

Please visit www.cohengrassroots.com for the complete report.

About Cohen Grassroots Research, Inc.:

Cohen Grassroots Research, Inc. is Wall Street’s leading independent micro-cap research firm, concentrating on emerging companies with strong management teams focused on shareholder value and sustainable competitive advantage.  CGR, led by well-known security analyst, D. Paul Cohen, highlights the company’s market opportunity, technology, management, competition and other key differentiators that may affect their long and short term valuation.  CGR focuses on those public companies that lack or have minimal Wall Street IR research analyst coverage.  CGR research reports are commissioned and paid for by the companies covered, or by third parties.  For more information, visit www.cohengrassroots.com.

About Pazoo, Inc.:

Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: December 17, 2014